UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 8, 2017

GREEN ENVIROTECH HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Delaware	000-54395	32-0218005
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

14699 Holman Mtn.
Jamestown CA	95327
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	(209) 848-4384

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02—UNREGISTERED SALES OF EQUITY SECURITIES

On June 20, 2017, Green EnviroTech Holdings Corp. issued warrants to purchase 500,000 shares of its common stock as described in Item 8.01 below. These securities were issued following an arm’s-length negotiation between Green EnviroTech and the recipient, and no general solicitation was used. These securities were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 and the rules and regulations promulgated thereunder as not involving any public offering.

ITEM 8.01—OTHER EVENTS

On June 8, 2017, Green EnviroTech executed a term sheet with FWD:Energy, Inc., a Delaware corporation, addressing the potential acquisition of FWD:Energy by Green EnviroTech Holdings. The parties will conduct due diligence and negotiate a definitive agreement over the next 60 days. The term sheet includes binding provisions making those 60 days an exclusivity period during which FWD:Energy will not engage in discussions with any other parties for the acquisition of FWD:Energy. In consideration of the exclusivity period, Green EnvironTech will pay FWD:Energy a total of $68,983, which Green EnviroTech may convert to FWD:Energy Series A Preferred Stock at its option. Additionally, Green EnviroTech will issue warrants to purchase 500,000 shares of Green EnviroTech’s common stock with an exercise price of $0.20 per share that will be held in escrow. If the acquisition is closed, the warrants will be returned to Green EnviroTech for cancelation; however, if Green EnviroTech chooses not to go forward with the acquisition the warrants will be delivered to FWD:Energy.

On June 20, 2017, Green EnviroTech issued a press release announcing the potential acquisition, a copy of which is attached as Exhibit 99.01.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following is filed as an exhibit to this report:

Exhibit Number*	Title of Document	Location

Item 99	Miscellaneous
99.01	Press release dated June 20, 2017	Attached

*	All exhibits are numbered with the number preceding the decimal indicating the applicable SEC reference number in Item 601 and the number following the decimal indicating the sequence of the particular document. Omitted numbers in the sequence refer to documents previously filed as an exhibit.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN ENVIROTECH HOLDINGS CORP.

Dated: June 20, 2017	By:	/s/ Chris Bowers
Chris Bowers, Chief Executive Officer

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